November 20, 2023

PRIVATE AND CONFIDENTIAL

DELIVERED BY EMAIL

Robert DelAversano

Dear Robert:

We are pleased to extend the following offer of employment with Acasti Pharma Inc. (“Acasti”):

Title: Vice President, Finance

Reporting to: Prashant Kohli, Chief Executive Officer

Base Salary: Annualized base salary of $290,000, less applicable deductions and withholdings.

Annual Bonus: You will be eligible to earn an annual discretionary bonus of up to 30 % of your base salary as determined by Acasti in its sole discretion. The bonus, if any, for the given year will be paid following the completion of such year. You must remain employed with Acasti throughout the year for which the bonus is paid, and up to and including the bonus payment date.

Stock Option: Subject to approval by the board of directors of the Company, you will be granted pursuant to Acasti’s equity incentive plan (the “Plan”), an option to purchase common shares in the capital of Acasti (the “Option”), with a price per share equal to the fair market value of a common share, as determined by the board of directors at the time of grant. The grant of the Option to you shall be conditional upon: (a) your continued employment with Acasti at the time of grant; (b) you entering into an option agreement with Acasti (the “Option Agreement”); and (c) any other terms and conditions set forth in the Plan, your Option Agreement and as may be determined by the board of directors in its sole discretion at the time of grant.

Benefits: Subject to the terms and conditions of the applicable benefit plans and policies, you will be eligible to participate in such group benefit plans as Acasti may make available in its sole discretion.

Vacation: Vacation entitlement, including treatment of unused vacation time, will be in accordance with Acasti’s vacation policy as in effect from time to time.

Start Date: November 27, 2023

As a condition of employment with Acasti Pharma, you will be required to read, sign and return a copy of the enclosed Confidentiality of Information and Ownership of Proprietary Property Agreement. On your first day of employment, you will be required to provide original documents from the enclosed List of Acceptable Documents (I-9) which prove your identity and right to work in the United States.

The Company is hiring you as an at-will employee, which means that you have the right to terminate your employment with Acasti at any time, for any reason, with or without notice. Similarly, Acasti has the right to terminate the employment relationship at any time, for any reason, with or without notice. Any contrary representations, which may have been made to you, are superseded by this offer. Any modifications to this “at-will” term of your employment must be in writing and signed by you and Acasti’s CEO.

This offer expires five business days from the date of this letter. Please indicate your acceptance of our offer by signing and returning a copy of this letter to me as soon as possible.

On behalf of Acasti, we look forward to having you join us as we work together to advance science in support of better patient outcomes and to create value for the employees and shareholders of Acasti.

Sincerely,

/s/ Prashant Kohli

Prashant Kohli

Chief Executive Officer

I have read, understand and accept these terms and conditions of employment. I further understand that while my salary, benefits, job title and job duties may change from time to time without a written modification of this agreement, the at-will term of my employment is a term of employment which cannot be altered or modified except in writing, signed by me and Acasti’s CEO. By accepting this offer, I confirm that I am able to accept this job and carry out the work involved without breaching any legal restrictions on my activities, such as restrictions imposed by a current or former employer.

/s/ Robert J. DelAversano 11/21/2023

Signature Date